Northrim BanCorp. Inc.
Contact:	Joe Schierhorn, Chief Financial Officer (907) 261-3308

EXHIBIT 99.1

NEWS RELEASE

Northrim BanCorp Earns $6.1 Million or $0.93 Per Share in 2008

ANCHORAGE, AK—January 28, 2009—Northrim BanCorp, Inc. (NASDAQ: NRIM) today reported net income was $6.1 million in 2008, or $0.93 per diluted share, compared to net income of $11.7 million, or $1.80 per diluted share, a year ago. In the fourth quarter of 2008, Northrim earned $946,000, or $0.14 per diluted share, compared to $1.6 million, or $0.24 per diluted share, in the immediate prior quarter and $2.2 million, or $0.34 per diluted share, in the fourth quarter of 2007.

Financial Highlights (at or for the year ended December 31, 2008, compared to December 31, 2007)

•	Northrim remains well capitalized with Tier 1 Capital/risk adjusted assets increasing to 12.65% at December 31, 2008, from 12.32% a year ago.

•	Liquidity remains high with a ratio of 22% of cash and investments to total liabilities. In addition, we believe liquidity is enhanced by the availability of Alaska public deposits and ample unused credit facilities.

•	The net interest margin was 5.13% for the fourth quarter of 2008, and 5.26% year-to-date.

•	Book value per share was $16.53 and tangible book value was $15.06 per share.

•	Contributions from financial services affiliates helped generate an 11% annual increase in other operating income with the employee benefit plan affiliate increasing contributions 22% and the mortgage affiliate up 31% year-over-year. Mortgage refinancing has accelerated significantly and is expected to continue to generate increased revenues in 2009.

•	Nonperforming assets ended the year at $38.6 million, up from $33.0 million at September 30, 2008, and $15.8 million at December 31, 2007.

•	The allowance for loan losses increased to 1.81% of total loans at December 31, 2008, from 1.64% a year ago.

Capital Adequacy and Liquidity

“Strong capital and liquidity remain high priorities for us as we start the new year,” said Marc Langland, Chairman, President, and CEO. “With that said, we decided against participating in the government programs to provide additional capital to banks, because of the uncertainty surrounding the restrictions on these funds, the dilution to our existing shareholders, and our current strong balance sheet. We remain confident that we have the capital, liquidity and financial strength to weather the current economic downturn without any assistance from the federal government.”

Alaska Economic Update

According to the State of Alaska Department of Labor, employment in Alaska grew by 2,400 jobs or 0.8% in 2008. This marked the 21st consecutive year of job growth in the state. However, the State of Alaska Department of Labor is forecasting a slight decline of 700 jobs or 0.2% in 2009. As the State of Alaska moves into another budget cycle it has approximately $12 billion in reserves that it can use for future budgets. In addition, the state’s FY 2009 capital budget that was approved in May of 2008 was $1.7 billion, according to information from the State of Alaska Legislative Finance Division. This money is expected to be available to fund projects that will be built over the next several years.

The oil and gas sector continues to provide support to the Alaskan economy. In December of 2008, BP, the operator for the Prudhoe Bay oilfield, announced an increase in its capital budget for 2009 that included ongoing spending for the development and planning for an Alaskan natural gas pipeline. In January of 2009, Conoco Phillips announced that it would decrease its capital spending worldwide by 18%, which may impact Alaskan projects by a similar amount. However, Conoco Phillips added that it will also continue to fund its share of the development costs for the joint venture with BP on the Alaskan natural gas pipeline. Also, the State of Alaska announced yesterday that it approved Exxon Mobile Corp.’s plan to develop the Point Thomson oil and natural gas field that is located on the northeastern border of the North Slope of Alaska. According to local news sources, Point Thomson is reported to contain approximately one-quarter of the 35 trillion in known natural gas reserves that are located on the North Slope of Alaska.

Asset Quality and Balance Sheet Review

Northrim’s total assets remained stable at $1.0 billion at December 31, 2008, compared to $1.0 billion a year ago. The loan portfolio totaled $711 million at year end, compared to $715 million a year ago with 85% of the portfolio located in the greater Anchorage area and 15% in the Fairbanks area.

“We believe that the loan portfolio is well diversified with commercial loans accounting for 41% of the portfolio, and commercial real estate now accounting for 38% of the portfolio,” said Joe Schierhorn, CFO. Construction and land development loans, which account for 14% of the loan portfolio, are down 27% in the past year to $100.4 million from $138.1 million a year ago. “While our economy remains relatively stable, our asset quality has been affected by a few relationships that have been impacted by the slowing sales cycle in housing and declines in the U.S. economy. According to local news sources, high energy costs and the economic downturn that affected the U.S. economy in 2008 led to a decrease in tourism, particularly over the state’s highway system. The cruise ship industry that represents a major part of the Alaskan tourism industry has recently indicated through local news sources that it is discounting its advanced reservations by 30 to 40% in 2009 because of a slowdown in advanced bookings caused in part by the ongoing economic issues affecting the U.S. economy.”

Nonperforming assets consist of non accrual loans, accruing loans 90 days or more past due, restructured loans, and Other Real Estate Owned (OREO). Total nonperforming assets were $39 million, or 3.84% of total assets at year end 2008 compared to $33 million, or 3.27% of total assets at September 30, 2008, and $16 million, or 1.56% of total assets a year ago. Non accrual loans increased to $20.6 million at December 31, 2008, from $15.7 million last quarter and $9.7 million a year ago. The fourth quarter increase was due mainly to the addition of two commercial loans. Loans 90 days past due increased to $5.4 million at December 31, 2008 from $5.0 million in the prior quarter, and $1.7 million a year ago. “We recognize the impact that the slowdown in real estate activity has had on our loans and intend to continue its work to decrease the level of nonperforming assets,” said Joe Beedle, Chief Lending Officer.

The allowance for loan losses increased to $12.9 million, or 1.81% of gross loans at the end of the fourth quarter of 2008, compared to $11.7 million, or 1.64% of gross loans, at December 31, 2007, and decreased from $13.7 million, or 1.94% of gross loans, at September 30, 2008. Net charge-offs in the fourth quarter of 2008 were $2.3 million, or 0.33% of average loans, compared to $1.9 million, or 0.26% of average loans in the third quarter of 2008 and $3.6 million, or 0.50% of average loans for the fourth quarter ended December 31, 2007. Net charge-offs for the year ending December 31, 2008 were $6.0 million, or 0.86% of average loans compared to $6.1 million, or 0.86% of average loans for the year ending December 31, 2007.

“Although net charge-offs increased in the fourth quarter of 2008, this was due in large part to one commercial loan charge-off, with the majority of the remainder coming from several other commercial relationships. The Bank has used a consistent methodology in the analysis of the collateral for its loans and its overall loan loss analysis. In light of the stable collateral values, the Bank believes that its allowance continues to be adequately funded,” said Schierhorn.

Northrim’s OREO increased to $12.6 million at December 31, 2008, from $12.3 million at September 30, 2008, and $4.4 million a year ago. During the fourth quarter of 2008, the Company sold four of the remaining seven homes in a $2.3 million single family housing development that also contains thirty-three developed lots. The homes were sold at a modest gain. The Company also completed construction on a 22-unit townhome-style condominium project and booked a $751,000 write-down in the fourth quarter of 2008 for additional construction costs on lots adjacent to those units.

“We believe demand for housing and developable lots is starting to improve in the greater Anchorage market due in part to the recent drop in mortgage rates. As a result, we are more optimistic about our ability to systematically liquidate these properties at or near their current book values over a few years,” said Beedle.

Investment securities increased slightly to $161.9 million at December 31, 2008, from $161.7 million a year ago. At December 31, 2008, the portfolio was comprised of 70% U.S. Agency securities, 15% securities of Alaskan municipalities, utilities, or state agencies, 8% corporate bonds, 6% domestic certificates of deposit, and 1%, or $2 million of stock in the Federal Home Loan Bank of Seattle. The Company has less than $500,000 of mortgage backed securities. “The average maturity of these securities is less than two years,” said Chris Knudson, Chief Operating Officer.

Total deposits declined 3% to $843 million at December 31, 2008, compared to $867 million a year earlier. Non-interest bearing demand deposits increased 9% and interest bearing demand deposits grew 5% year-over-year reflecting the continuing success of the High Performance Checking program. At December 31, 2008, time deposit balances increased 68% and savings account balances increased 5% compared to a year ago while the Alaska CD (a flexible certificate of deposit program) and money market balances fell 37% and 27% respectively over the same period. The increase in time deposits continues to reflect the movement of customers from lower yielding accounts to higher yielding certificates of deposit. In addition, the decrease in the money market balances was due primarily to changes in the balances of one longtime commercial account. “About 80% of our deposits are in transaction accounts contributing to our strong liquidity and providing an affordable source of funding,” said Knudson. At the end of the fourth quarter 2008, demand deposits accounted for 29% of total deposits, money market balances accounted for 19%, the Alaska CD accounted for 13%, interest bearing demand accounts were 12%, savings deposits were 7%, and time certificates were 20% of total deposits.

Shareholders’ equity increased 3% to $104.6 million, or $16.53 per share, at December 31, 2008, compared to $101.4 million, or $16.09 per share, at December 31, 2007. Tangible book value per share at year-end 2008 was $15.06 compared to $14.51 a year earlier. Northrim remains well capitalized with Tier 1 Capital to Risk Adjusted Assets of 12.65%. Tangible equity equaled 9.47% of total assets at the end of December.

Review of Operations

Revenue (net interest income plus other operating income) fell 12% to $13.8 million in the fourth quarter of 2008, compared to $15.6 million in the fourth quarter of 2007. Net interest income, before the provision for loan losses declined 14% to $11.1 million, in the fourth quarter of 2008, from $12.9 million in the same quarter a year ago. Revenue for the full year 2008 was $56.8 million, down 5% from $59.7 million in 2007. Net interest income before the provision for loan losses dropped 8% to $45.8 million at December 31, 2008, from $49.8 million at December 31, 2007.

Northrim’s net interest margin (net interest income as a percentage of average earning assets on a tax equivalent basis) was 5.13% in the fourth quarter of 2008 compared to 5.79% in the fourth quarter a year ago. The net interest margin for 2008 was 5.26% compared to 5.89% in 2007. “The increase in nonperforming assets through the year continued to pressure the margin, as did the yield on our earning assets which declined more than the cost of funds due to the rapid drop in interest rates.” said Schierhorn. Reversal of interest accruals on nonperforming assets reduced the net interest margin by 12 basis points on an annualized basis in the fourth quarter of 2008 and 8 basis points for the entire year, compared to 13 basis points on an annualized basis in the fourth quarter of 2007 and 6 basis points for the entire year in 2007

The loan loss provision in the fourth quarter of 2008 totaled $1.5 million, compared to $3.0 million in the fourth quarter of 2007. In the fourth quarter of 2008, net interest income, after the provision for loan losses, fell 4% to $9.6 million from $9.9 million a year ago. For the year 2008, the loan loss provision was $7.2 million, up from $5.5 million in 2007. Net interest income, after the provision for loan losses, was down 13% at $38.6 million in the full year of 2008 compared to $44.3 million in the like period a year ago

Total other operating income remained flat in the fourth quarter of 2008 at $2.7 million, the same as in the fourth quarter of 2007, and rose 11% for the year to $10.9 million, compared to $9.8 million in 2007. Deposit account service charge income was down 18% at $692,000 in the fourth quarter of 2008 and up 5% to $3.3 million in the full year of 2008, as compared to $847,000 and $3.1 million, respectively, for the same periods a year ago. Management attributes the drop in deposit service charges to a change in customer spending habits in response to the bad economic news at the national level.

Purchased receivable income grew 4% to $729,000 in the fourth quarter of 2008 from $699,000 in the fourth quarter a year ago and 2% to $2.6 million for the year, compared to $2.5 million in 2007. Employee benefit plan income grew to $394,000 for the fourth quarter of 2008 and $1.5 million for the year, compared to $304,000 and $1.2 million, for the respective periods a year ago due to the addition of more customers to this product line. Earnings from Northrim’s mortgage affiliate increased in the fourth quarter of 2008 to $79,000 and increased for the full year to $595,000, as compared to $64,000 and $454,000, respectively, for the same periods in 2007. “We are seeing high demand for mortgage refinancing this month and anticipate that activity will increase in 2009 at our mortgage affiliate due to the recent drop in mortgage rates and the stable real estate market that has provided many of these applicants with adequate equity to refinance their homes,” said Langland.

Operating expenses grew 18% in the fourth quarter of 2008 and increased 14% for the full year compared to the same periods a year ago, with OREO impairment, loan collection costs, insurance costs, and professional and outside services accounting for the majority of the increase. In addition, the Company incurred a $206,000 loss on two of its purchased receivable relationships in the fourth quarter ended December 31, 2008, which was included in other expenses. Noninterest expense in the fourth quarter of 2008 was $10.4 million compared to $8.8 million in the fourth quarter a year ago. Noninterest expense in the full year 2008 was $40.0 million compared to $34.9 million a year ago.

The efficiency ratio during the fourth quarter of 2008 was 75.27% compared to 55.82% in the fourth quarter a year ago. For the full year, the efficiency ratio was 69.83% compared to 57.99% in 2007. The efficiency ratio, calculated by dividing noninterest expense, excluding intangible asset amortization expense, by net interest income and noninterest income, measures overhead costs as a percentage of total revenues. The efficiency ratio increased during 2008 due to a decrease in net interest income and an increase in operating expenses.

Northrim’s effective tax rate for 2008 was 33.9% as compared to a tax rate of 38.4% for 2007 as the amount of its gross income declined relative to the amount of its tax exempt income.

Goodwill

Northrim is in the process of performing its annual goodwill impairment test. Northrim expects to complete this goodwill impairment assessment prior to the filing of its Form 10-K. If an impairment is required, the current results will be correspondingly adjusted and reported in the Form 10-K. Although any goodwill impairment will reduce reported earnings, it will be non-cash in nature and will not affect Northrim’s regulatory capital ratios, as goodwill is excluded from regulatory capital.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a commercial bank that provides personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and an asset based lending division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage, LLC; Northrim Benefits Group, LLC; and Pacific Wealth Advisors, LLC.

www.northrim.com

Sources include the Alaska Journal of Commerce December 2008; Anchorage Daily News January 16, 2009 and January 11, 2009, and State of Alaska Department of Labor.

Income Statement

(Dollars in thousands, except per share data)	Three Months Ending				
(Unaudited)	December 31, 2008	September 30, 2008	Three Month % Change	December 31, 2007	One Year % Change
Interest Income:					
Interest and fees on loans	$12,387	$13,189	-6%	$16,093	-23%
Interest on portfolio investments	1,345	1,154	17%	1,670	-19%
Interest on overnight investments	132	264	-50%	479	-72%
Total interest income	13,864	$14,607	-5%	18,242	-24%
Interest Expense:					
Interest expense on deposits	2,355	2,947	-20%	4,859	-52%
Interest expense on borrowings	452	564	-20%	455	-1%
Total interest expense	2,807	3,511	-20%	5,314	-47%
Net interest income	11,057	11,096	0%	12,928	-14%
Provision for loan losses	1,500	2,000	-25%	3,000	-50%
Net interest income after provision for loan losses	9,557	9,096	5%	9,928	-4%
Other Operating Income:					
Service charges on deposit accounts	692	841	-18%	847	-18%
Purchased receivable income	729	712	2%	699	4%
Employee benefit plan income	394	398	-1%	304	30%
Equity in earnings from mortgage affiliate	79	210	-62%	64	23%
Other income	807	828	-3%	791	2%
Total other operating income	2,701	2,989	-10%	2,705	0%
Other Operating Expense:					
Salaries and other personnel expense	5,018	5,135	-2%	5,174	-3%
Occupancy, net	638	662	-4%	810	-21%
Equipment expense	330	316	4%	310	6%
OREO expense, including impairment	1,028	396	160%	25	4012%
Marketing expense	386	391	-1%	221	75%
Insurance expense	694	491	41%	212	227%
Professional and outside services	355	411	-14%	399	-11%
Intangible asset amortization expense	82	89	-8%	88	-7%
Other expense	1,907	1,791	6%	1,575	21%
Total other operating expense	10,438	9,682	8%	8,814	18%
Income before income taxes and minority interest	1,820	2,403	-24%	3,819	-52%
Minority interest in subsidiaries	99	102	-3%	75	32%
Pre tax income	1,721	2,301	-25%	3,744	-54%
Provision for income taxes	775	751	3%	1,583	-51%
Net income	$946	$1,550	-39%	$2,161	-56%
Basic EPS	$0.15	$0.24	-38%	$0.34	-56%
Diluted EPS	$0.14	$0.24	-40%	$0.34	-58%
Average basic shares	6,383,881	6,351,210	1%	6,343,736	1%
Average diluted shares	6,589,729	6,539,295	1%	6,396,208	3%

Income Statement

(Dollars in thousands, except per share data)
(Unaudited)

	Twelve Months Ended December 31:		
	2008	2007	One Year % Change
Interest Income:			
Interest and fees on loans	$53,287	$66,463	-20%
Interest on portfolio investments	5,493	4,619	19%
Interest on overnight investments	936	1,985	-53%
Total interest income	59,716	73,067	-18%
Interest Expense:			
Interest expense on deposits	12,180	21,402	-43%
Interest expense on borrowings	1,722	1,835	-6%
Total interest expense	13,902	23,237	-40%
Net interest income	45,814	49,830	-8%
Provision for loan losses	7,199	5,513	31%
Net interest income after provision for loan losses	38,615	44,317	-13%
Other Operating Income:			
Service charges on deposit accounts	3,283	3,116	5%
Purchased receivable income	2,560	2,519	2%
Employee benefit plan income	1,451	1,194	22%
Equity in earnings from mortgage affiliate	595	454	31%
Other income	3,047	2,537	20%
Total other operating income	10,936	9,820	11%
Other Operating Expense:			
Salaries and other personnel expense	20,996	20,700	1%
Occupancy, net	3,399	2,823	20%
Equipment expense	1,233	1,350	-9%
OREO expense, including impairment	2,558	(20)	100%
Marketing expense	1,558	1,617	-4%
Insurance Expense	1,779	465	283%
Professional and outside services	1,498	1,167	28%
Intangible asset amortization expense	347	337	3%
Other expense	6,608	6,490	2%
Total other operating expense	39,976	34,929	14%
Income before income taxes and minority interest	9,575	19,208	-50%
Minority interest in subsidiaries	370	290	28%
Pre tax income	9,205	18,918	-51%
Provision for income taxes	3,122	7,260	-57%
Net income	$6,083	$11,658	-48%
Basic EPS	$0.96	$1.82	-47%
Diluted EPS	$0.93	$1.80	-48%
Average basic shares	6,358,595	6,400,974	-1%
Average diluted shares	6,556,503	6,485,972	1%

Financial Ratios and Other Data

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2008	September 30, 2008	December 31, 2007
Asset Quality:			
Non accrual loans	$20,593	$15,747	$9,673
Loans 90 days past due	5,411	4,953	1,665
Restructured loans	-	-	-
Total non-performing loans	26,004	20,700	11,338
Other real estate owned	12,617	12,261	4,445
Total non-performing assets	$38,621	$32,961	$15,783
Non-performing loans / portfolio loans	3.66%	2.94%	1.59%
Non-performing assets / assets	3.84%	3.27%	1.56%
Allowance for loan losses / portfolio loans	1.81%	1.94%	1.64%
Allowance / non-performing loans	49.61%	65.97%	103.50%
Net Loan charge-offs for the quarter	$2,256	$1,863	$3,559
Net Loan charge-offs year-to-date	$6,034	$3,778	$6,123
Net loan charge-offs for the quarter / average loans, quarter	0.33%	0.26%	0.50%
Net loan charge-offs year-to-date / average loans, annualized	0.86%	0.71%	0.86%
Capital Data (At quarter end):			
Book value per share	$16.53	$16.40	$16.09
Tangible book value per share	$15.06	$14.91	$14.51
Tier 1 / Risk Adjusted Assets	12.65%	12.81%	12.32%
Total Capital / Risk Adjusted Assets	13.90%	14.06%	13.57%
Tier 1 /Average Assets	11.54%	11.46%	11.10%
Shares outstanding	6,331,372	6,315,109	6,300,256
Unrealized gain (loss) on AFS securities, net of income taxes	$901	($121)	$225
Profitability Ratios (For the quarter):			
Net interest margin (tax equivalent)	5.13%	5.10%	5.79%
Efficiency ratio*	75.27%	68.11%	55.82%
Return on average assets	0.38%	0.62%	0.86%
Return on average equity	3.61%	5.87%	8.32%
Profitability Ratios (Year-to-date):			
Net interest margin (tax equivalent)	5.26%	5.31%	5.89%
Efficiency ratio*	69.83%	68.09%	57.99%
Return on average assets	0.62%	0.70%	1.24%
Return on average equity	5.85%	6.61%	11.70%

*excludes intangible asset amortization expense

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements.  When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct.  Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements.  These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies.  Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets.  In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates.  Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC.  However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

-0-